Exhibit 99.1
Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Brent Zachary
847-597-9330
bzachary@pregis.com
PREGIS CORPORATION ANNOUNCES PRICING OF €125,000,000
DEBT PRIVATE PLACEMENT
DEERFIELD, IL, September 24, 2009 — Pregis Corporation today announced that it has priced an offering of €125,000,000 aggregate principal amount of additional second priority senior secured floating rate notes due 2013. The notes will be issued in a transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.
The notes are being sold at an issue price of 94%, together with accrued interest from July 15, 2009. The notes will bear interest at a floating rate of EURIBOR plus 5.00% per year, payable quarterly. The notes will be secured on a second priority basis by substantially all of the assets which secure Pregis’s senior secured credit facilities, and will be guaranteed by Pregis’s parent company and domestic subsidiaries. Pregis intends to use the net proceeds from this offering to repay outstanding indebtedness under its senior secured credit facilities. The sale of the notes is expected to be consummated on or about October 5, 2009, subject to customary closing conditions.
The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any offer or sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.
Information in this press release that includes information other than historical information contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “may,” “will,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by statements contained in the Company’s filings with the Securities and Exchange Commission. Pregis does not assume any obligation to update or revise any forward-looking statements to reflect new events or circumstances.